ASSET PURCHASE AGREEMENT
by and between
Sellers
FULTON TECHNOLOGIES, INC.
an Illinois corporation

and

MILL CITY COMMUNICATIONS, INC.,
a Delaware corporation

with

AERO COMMUNICATIONS, INC.,
a Delaware corporation

and

Buyer

ADDVANTAGE ACQUISITION CORP.,
an Oklahoma corporation

Dated December 27, 2018

List of Exhibits and Schedules

Exhibit A – Bill of Sale
Exhibit B – Assignment and Assumption Agreement
Exhibit C – Assignment and Assumption of Lease
Exhibit D – Example Working Capital Calculation

Disclosure Schedules

ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT (this "Agreement") dated this 27th day of December, 2018, is entered into by and among Fulton Technologies, Inc., an Illinois corporation, ("Fulton") and Mill City Communications, Inc., a Delaware corporation, ("Mill City" and together with Fulton "Sellers"), ADDvantage Acquisition Corp., an Oklahoma corporation ("Buyer"), and solely for purposes of Section 4.1(c), Section 4.2, Section 4.3, Section 4.7, Section 4.10, Section 6.7, Section 6.17, and Article VIII, Aero Communications, Inc. ("Aero").
RECITALS
WHEREAS, Sellers own and operate certain assets used in the business of servicing cellular telephone towers and installing wireless radio, antenna technology and small cells (the "Business"); and
WHEREAS, Buyer desires to purchase from Sellers, and Sellers desire to sell to Buyer, substantially all of the assets used in the Business subject to the terms and conditions of this Agreement;
NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties hereto, intending to be legally bound, agree as follows:
ARTICLE I

DEFINITIONS
The following terms have the meanings specified or referred to in this Article I:
"Accounts Receivable" has the meaning set forth in Section 2.1(a).
"Acquisition Proposal" has the meaning set forth in Section 6.3(a).
"Action" means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.
"Aero" has the meaning set forth in the preamble.
"Affiliate" of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
"Agreement" has the meaning set forth in the preamble.

"Allocation Schedule" has the meaning set forth in Section 2.7.
"Ancillary Documents" means the Bill of Sale, the Assignment and Assumption Agreement, Assignment and Assumption of Lease, Transition Services Agreement, and the other agreements, instruments and documents required to be delivered at the Closing.
"Assigned Contracts" has the meaning set forth in Section 2.1(c).
"Assignment and Assumption Agreement" has the meaning set forth in Section 3.2(a)(ii).
"Assignment and Assumption of Lease" has the meaning set forth in Section 3.2(a)(iii).
"Assumed Debt" has the meaning set forth in Section 2.5(a)(i).
"Assumed Liabilities" has the meaning set forth in Section 2.3.
"Audited Financial Statements" has the meaning set forth in Section 6.17(b).
"Audited Statement of Income" has the meaning set forth in Section 6.17(b).
"Benefit Plan" has the meaning set forth in Section 4.17(a).
"Bill of Sale" has the meaning set forth in Section 3.2(a)(i).
"Books and Records" has the meaning set forth in Section 2.1(k).
"Business" has the meaning set forth in the recitals.
"Business Day" means any day except Saturday, Sunday or any other day on which commercial banks located in Tulsa, Oklahoma are authorized or required by Law to be closed for business.
"Buyer" has the meaning set forth in the preamble.
"Buyer Closing Certificate" has the meaning set forth in Section 7.3(e).
"Buyer Indemnitees" has the meaning set forth in Section 8.2.
"Buyer's Accountants" means HoganTaylor LLP.
"Closing" has the meaning set forth in Section 3.1.
"Closing Date" has the meaning set forth in Section 3.1.
"Closing Working Capital" means: (a) Current Assets included in the Purchased Assets, less (b) Current Liabilities included in the Assumed Liabilities, determined as of the close of business on the Closing Date, calculated consistently with example set forth on Exhibit D.
"Closing Working Capital Adjustment" has the meaning set forth in Section 2.6(a).

"Closing Working Capital Statement" has the meaning set forth in Section 2.6(b)(i).
"Code" means the Internal Revenue Code of 1986, as amended.
"COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985.
"Contracts" means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.
"CPR Rules" has the meaning set forth in Section 10.10(b).
"Current Assets" means accounts receivable (including unbilled receivables) net of reserve for doubtful accounts or bad debt, inventory, and prepaid expenses, but excluding (a) the portion of any prepaid expense of which Buyer will not receive the benefit following the Closing, including prepaid insurance, (b) deferred tax assets, and (c) receivables from any of the Company's Affiliates, managers, employees, officers or members and any of their respective Affiliates, determined in accordance with generally accepted accounting principles (GAAP) applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements.
"Current Liabilities" means accounts payable, and accrued expenses, but excluding (a) payables to any of the Sellers' Affiliates, directors, employees, officers or stockholders and any of their respective Affiliates, (b) deferred tax liabilities, (c) transaction expenses and (d) the current portion of any indebtedness or capitalized leases of the Company, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements.
“Deposit” has the meaning set forth in Section 2.5(d).
"Direct Claim" has the meaning set forth in Section 8.5(c).
"Disclosure Schedules" means the Disclosure Schedules appended to and incorporated into this Agreement by reference.
"Dispute" has the meaning set forth in Section 10.10(b).
"Disputed Amounts" has the meaning set forth in Section 2.6(b)(iv)(A).
"Dollars or $" means the lawful currency of the United States.
"Encumbrance" means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
"ERISA Affiliate" means all employers (whether or not incorporated) that would be treated together with the Sellers or any of its Affiliates as a "single employer" within the meaning of Section 414 of the Code or Section 4001 of ERISA.
"Excluded Assets" has the meaning set forth in Section 2.2.
"Excluded Contracts" has the meaning set forth in Section 2.2(c).
"Excluded Liabilities" has the meaning set forth in Section 2.4.
"Financial Statements" has the meaning set forth in Section 4.4.
"FIRPTA Certificate" has the meaning set forth in Section 7.2(k).
"Fulton" has the meaning set forth in the preamble.
"Fulton Acquisition Agreement" means that certain Stock Purchase Agreement, dated August 14, 2014, between Fulton Technologies Holdings, Inc. and the Frank J. Kehoe Trust, dated September 2011.
"GAAP" means United States generally accepted accounting principles in effect from time to time.
"Governmental Authority" means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.
"Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
"Indemnified Party" has the meaning set forth in Section 8.5.
"Indemnifying Party" has the meaning set forth in Section 8.5.
"Independent Accountant" has the meaning set forth in Section 2.6(b)(iv)(A).
"Insurance Policies" has the meaning set forth in Section 4.14.
"Intellectual Property" has the meaning set forth in Section 2.1(l).
"Interim Balance Sheet" has the meaning set forth in Section 4.4.
"Interim Balance Sheet Date" has the meaning set forth in Section 4.4.

"Interim Financial Statements" has the meaning set forth in Section 4.4.
"Interim Statement of Income" has the meaning set forth in Section 4.4.
"Inventory" has the meaning set forth in Section 2.1(b).
"Key Customer" has the meaning set forth in the definition of Material Adverse Effect.
"Knowledge of Sellers or Sellers’ Knowledge" or any other similar knowledge qualification, means the actual knowledge of any officer of Sellers, after due inquiry.
"Law" means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.
"Leased Real Property" has the meaning set forth in Section 4.10(b).
"Leases" has the meaning set forth in Section 4.10(b).
"Liabilities" means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise, or any condition or situation that could result in any such liabilities, obligations or conditions.
"Losses" means losses, damages, Liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys' fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that "Losses" shall not include punitive damages, except to the extent actually awarded to a Governmental Authority or other third party.

"Material Adverse Effect" means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Business, or (b) the ability of Sellers to consummate the transactions contemplated hereby on a timely basis; provided, that any such event, occurrence, fact, condition or change resulting from any of the following, individually or in the aggregate, will not be considered when determining whether a Material Adverse Effect has occurred for purposes of clause (a) above: (A) any change in economic conditions generally or capital and financial markets generally, including changes in interest or exchange rates, (B) any change in the industry in which the Sellers operate or in which products and/or services of the Sellers are used or distributed, (C) any change in Laws or accounting standards, or the enforcement or interpretation thereof, applicable to the Sellers, (D) conditions in jurisdictions in which the Sellers operate, including hostilities, acts of war, sabotage, terrorism or military actions, or any escalation or worsening of any of the foregoing, (E) any change resulting from the announcement of the execution of this Agreement or the pendency or consummation of the transactions contemplated therein, or the performance of obligations under this Agreement or any of the other transaction documents, including any such change relating to the identity of, or facts and circumstances relating to, Buyer and including any actions by customers, suppliers or personnel, (F) any action taken by Buyer and any of its Affiliates or Representatives, (G) any hurricane, flood, tornado, earthquake or other natural disaster, (H) any actions required to be taken or omitted pursuant to this Agreement or any of the other transaction documents or taken with Buyer’s consent or not taken because Buyer withheld, delayed or conditioned its consent, except that this clause (H) will not apply to any actions normally taken or omitted in the ordinary course of business, or (I) the failure in and of itself of the Sellers to achieve any financial projections or forecasts (but not the underlying cause of such failure). Notwithstanding any other provision to the contrary, the termination of Sellers’ contractual relationship with any one of the following customers or their affiliates shall be an event of Material Adverse Effect: (1) Nokia of America Corporation, (2) Verizon Sourcing LLC, (3) Ericsson Inc., (4) AT&T Mobility, LLC or AT&T Services, Inc., (5) Nexius Solutions, Inc., (6) MasTec Network Solutions, LLC, (7) T-Mobile USA, Inc., or (8) SAC Wireless, LLC ("Key Customers").
"Material Contracts" has the meaning set forth in Section 4.7(a).
"Material Customers" has the meaning set forth in Section 4.13(a).
"Material Suppliers" has the meaning set forth in Section 4.13(b).
"Mill City" has the meaning set forth in the preamble.
"Notice of Dispute" has the meaning set forth in Section 10.10(b).
"Owned Real Property" has the meaning set forth in Section 4.10(a).
"Permits" means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.
"Permitted Encumbrances" has the meaning set forth in Section 4.8.
"Person" means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.
"Post-Closing Working Capital Adjustment" has the meaning set forth in Section 2.6(c)(i).
"Pre-Closing Tax Period" means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.
"Purchase Price" has the meaning set forth in Section 2.5(a).
"Purchase Price Holdback" means a portion of the Purchase Price equivalent to TWO HUNDRED FIFTY THOUSAND DOLLARS ($250,000).
"Purchased Assets" has the meaning set forth in Section 2.1.
"Representative" means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

"Resolution Period" has the meaning set forth in Section 2.6(b)(iii).
"Restricted Business" means servicing cellular telephone towers and/or installing wireless radio, antenna technology and/or small cells.
"Restricted Period" has the meaning set forth in Section 6.7(a).
"Review Period" has the meaning set forth in Section 2.6(b)(ii).
"Sellers" has the meaning set forth in the preamble.
"Sellers Closing Certificate" has the meaning set forth in Section 7.2(h).
"Sellers Indemnitees" has the meaning set forth in Section 8.3.
"Sellers’ Accountants" means Doeren Mayhew.
"Sellers’ Estimated Closing Working Capital Statement" has the meaning set forth in Section 2.6(a).
"Statement of Objections" has the meaning set forth in Section 2.6(b)(iii).
"Tangible Personal Property" has the meaning set forth in Section 2.1(d).
"Target Working Capital" means THREE HUNDRED FORTY FIVE THOUSAND FIVE HUNDRED FIFTEEN DOLLARS ($345,515).
"Taxes" means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.
"Tax Return" means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
"Territory" means Arkansas, Illinois, Indiana, Iowa, Michigan, Minnesota, Nebraska, North Dakota, Oklahoma, South Dakota, Texas, and Wisconsin.
"Third Party Claim" has the meaning set forth in Section 8.5(a).
"Threshold" has the meaning set forth in Section 8.4(a).
"Transition Services Agreement" has the meaning set forth in Section 3.2(a)(vii).
"Unaudited Financial Statements" has the meaning set forth in Section 4.4.

"Undisputed Amounts" has the meaning set forth in Section 2.6(b)(iv)(A).
"Union" has the meaning set forth in Section 4.18(b).
"Working Capital Adjustment" has the meaning set forth in Section 2.5(b).
ARTICLE II

PURCHASE AND SALE
Section 2.1 Purchase and Sale of Assets.  Subject to the terms and conditions set forth herein, at the Closing, Sellers shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Sellers, free and clear of any Encumbrances, other than Permitted Encumbrances, all of Sellers’ right, title and interest in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired (other than the Excluded Assets), which relate to, or are used or held for use in connection with, the Business (collectively, the "Purchased Assets"), including, without limitation, the following:
(a)	all accounts or notes receivable held by Sellers, and any security, claim, remedy or other right related to any of the foregoing ("Accounts Receivable");
(b)	all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories ("Inventory");
(c)	all Contracts set forth on Section 2.1(c) of the Disclosure Schedules (the "Assigned Contracts");
(d)
all furniture, fixtures, equipment, machinery, tools, vehicles, office equipment, supplies, computers, telephones and other tangible personal property, including as set forth on Section 2.1(d) of the Disclosure Schedules (the "Tangible Personal Property");

(e)	all Leased Real Property set forth on Section 2.1(e) of the Disclosure Schedules;
(f)
all Permits which are held by Sellers and required for the conduct of the Business as currently conducted or for the ownership and use of the Purchased Assets, including those listed on Section 4.16(b) of the Disclosure Schedules;

(g)
all rights to any Actions of any nature available to or being pursued by Sellers to the extent related to the Business, the Purchased Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise;

(h)
all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees (including any such item relating to the payment of Taxes), other than prepaid insurance;

(i)	all of Sellers’ rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets;
(j)	all insurance benefits, including rights and proceeds, arising from or relating to the Business, the Purchased Assets or the Assumed Liabilities;
(k)
originals, or where not available, copies, of all books and records, including, but not limited to, books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research ("Books and Records");

(l)
all intellectual property or rights thereto to the extent used or held for use in or ancillary to the Business, including patents, trademarks, trade names (including the name "Fulton Technologies, Inc."), service marks, symbols, copyrights therefor, mask works, net lists, schematics, technology, know-how, trade secrets, ideas, algorithms, processes, internet domain names, computer software programs (in both source code and object code form), and tangible or intangible proprietary information or material, all goodwill associated therewith, and all applications and registrations associated therewith ("Intellectual Property"); and

(m)	all goodwill and the going concern value of the Business.
Section 2.2 Excluded Assets.  Notwithstanding the foregoing, Sellers shall not sell and transfer to Buyer the following assets (the "Excluded Assets"):
(a)	Cash and cash equivalents including any bank accounts related thereto;
(b)	Owned Real Property;
(c)	Contracts that are not Assigned Contracts (the "Excluded Contracts");
(d)
the corporate seals, organizational documents, minute books, stock books, Tax Returns for any Pre-Closing Tax Period, books of account or other records having to do with the corporate organization of Sellers;

(e)	all Benefit Plans and assets attributable thereto;
(f)	the assets, properties and rights specifically set forth on Section 2.2(f) of the Disclosure Schedules;
(g)	any rights under the Fulton Acquisition Agreement; and
(h)	the rights which accrue or will accrue to Sellers under this Agreement and the Ancillary Documents.

Section 2.3 Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge the liabilities and obligations set forth on Section 2.3 of the Disclosure Schedules, but only to the extent that such liabilities and obligations do not relate to any breach, default or violation by Sellers on or prior to the Closing (collectively, the "Assumed Liabilities"). If Buyer is unable, for any reason, to assume any of the Assumed Liabilities, Seller shall discharge any such liabilities out of the cash portion of the Purchase Price.
Section 2.4 Excluded Liabilities. Notwithstanding the provisions of Section 2.3 or any other provision in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Sellers or any of their Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the "Excluded Liabilities"). Sellers shall, and shall cause each of their Affiliates to, pay and satisfy in due course all Excluded Liabilities which they are obligated to pay and satisfy (including any Liabilities that might otherwise become a Liability of Buyer under any common law doctrine of de factor merger or transferee or successor liability or otherwise by operation of contract of Law). Without limiting the generality of the foregoing, the Excluded Liabilities shall include, but not be limited to, the following:
(a)
any Liabilities of Sellers arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others;

(b)
any Liability for (i) Taxes of Sellers (or any stockholder or Affiliate of Sellers) or relating to the Business, the Purchased Assets or the Assumed Liabilities for any Pre-Closing Tax Period; (ii) Taxes that arise out of the consummation of the transactions contemplated hereby or that are the responsibility of Sellers pursuant to Section 6.14; or (iii) other Taxes of Sellers (or any stockholder or Affiliate of Sellers) of any kind or description ;

(c)	any Liabilities relating to or arising out of the Excluded Assets;
(d)
other than the liabilities and obligations set forth on Section 2.3 of the Disclosure Schedules, any Liabilities arising out of, relating to or otherwise in respect of the operation of the Business or the Purchased Assets on or prior to the Closing Date;

(e)	any Liabilities of Sellers arising under or in connection with any Benefit Plan providing benefits to any present or former employee of Sellers;
(f)
any Liabilities of Sellers to any present or former employees, officers, directors, retirees, independent contractors or consultants of Seller, including, without limitation, any Liabilities associated with any claims for wages or other benefits, bonuses, accrued vacation, workers' compensation, severance, retention, termination or other payments;

(g)
any trade accounts payable of Sellers (i) to the extent not accounted for on the Interim Balance Sheet other than trade account payables arising after the Interim Balance Sheet date in the ordinary course of business; (ii) which constitute intercompany payables owing to Affiliates of Sellers; or (iii) which did not arise in the ordinary course of business;

(h)
any Liabilities of the Business relating or arising from unfulfilled commitments, quotations, purchase orders, customer orders or work orders that (i) do not constitute part of the Purchased Assets; or (ii) did not arise in the ordinary course of business;

(i)
any Liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of Sellers (including with respect to any breach of fiduciary obligations by same), except for indemnification of same pursuant to Section 8.03 as Sellers Indemnitees;

(j)
any Liabilities under the Excluded Contracts or any other Contracts (i) which are not validly and effectively assigned to Buyer pursuant to this Agreement; (ii) which do not conform to the representations and warranties with respect thereto contained in this Agreement; or (iii) to the extent such Liabilities arise out of or relate to a breach by Sellers of such Contracts prior to Closing;

(k)	any Liabilities arising out of, in respect of or in connection with the failure by Sellers or any of their Affiliates to comply with any Law or Governmental Order;
(l)	any Liabilities of Sellers to their shareholders or to the members or shareholders of Affiliates of Sellers; and
(m)	any other Liabilities of Sellers not disclosed to Buyer prior to Closing.
Section 2.5 Purchase Price.
(a)	The aggregate purchase price (the "Purchase Price") for the Purchased Assets shall be ONE MILLION SEVEN HUNDRED THOUSAND DOLLARS ($1,700,000.00), consisting of the following:
(i) Buyer will assume and pay, perform and discharge the "Assumed Debt" set forth on Section 2.5(a)(i) of the Disclosure Schedules, up to an amount of ONE MILLION SEVEN HUNDRED THOUSAND DOLLARS ($1,700,000.00);
(ii) if the Assumed Debt is less than ONE MILLION SEVEN HUNDRED THOUSAND DOLLARS ($1,700,000.00), the difference between such amount and the Assumed Debt, in cash.
(b)
The Purchase Price shall be adjusted for the "Working Capital Adjustment", which shall be an amount equal to the Closing Working Capital minus the Target Working Capital. To the extent the Working Capital Adjustment is a positive amount, the cash component of the Purchase Price shall be increased.  To the extent the Working Capital Adjustment is a negative amount, the cash component of the Purchase Price pursuant to Section 2.5(a)(ii) will be reduced first, and then the Assumed Debt portion of the Purchase Price will be reduced and the reduced portion of such Assumed Debt will be retained by Sellers.

(c)	Concurrently with the execution of this Agreement, Buyer has deposited by wire transfer in same day funds with Sellers the sum of FIVE HUNDRED THOUSAND

($500,000), (“Deposit”). If Closing occurs, the Deposit shall be applied toward the Purchase Price at Closing. Otherwise the Deposit shall be handled in accordance with Section. 9.3
(d)	The Purchase Price shall be paid as provided in Section 3.2(b).
Section 2.6 Closing Working Capital Statement.
(a)
Preliminary Closing Working Capital Statement. On the date hereof, Sellers hereby submit to Buyer (A) a statement setting forth their calculation of the pre-closing estimate of Closing Working Capital, including their best, good faith estimate of the Working Capital Adjustment ("Sellers’ Estimated Closing Working Capital Statement"), and (B) a certificate of the Chief Financial Officer of Sellers that Sellers’ Estimated Closing Working Capital Statement was prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Unaudited 2017 Financial Statements.  The pre-closing estimate of the Working Capital Adjustment included in Sellers’ Estimated Closing Working Capital Statement will be used to adjust the Purchase Price at Closing (the "Closing Working Capital Adjustment").

(b)	Final Closing Working Capital Statement.
(i) Within 60 days after the Closing Date, Buyer shall prepare and deliver to Sellers (A) a statement setting forth its calculation of Closing Working Capital (the "Closing Working Capital Statement").
(ii) Examination. After receipt of the Closing Working Capital Statement, Sellers shall have 15 days (the "Review Period") to review the Closing Working Capital Statement. During the Review Period, Sellers and Sellers’ Accountants shall have full access to the relevant books and records of Buyer, the personnel of, and work papers prepared by, Buyer and/or Buyer's Accountants to the extent that they relate to the Closing Working Capital Statement and to such historical financial information (to the extent in Buyer's possession) relating to the Closing Working Capital Statement as Sellers may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of Buyer.
(iii) Objection. On or prior to the last day of the Review Period, Sellers may object to the Closing Working Capital Statement by delivering to Buyer a written statement setting forth Sellers’ objections in reasonable detail, indicating each disputed item or amount and the basis for Sellers’ disagreement therewith (the "Statement of Objections"). If Sellers fail to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Working Capital Adjustment, as the case may be, reflected in the Closing Working Capital Statement shall be deemed to have been accepted by Sellers. If Sellers deliver the Statement of Objections before the expiration of the Review Period, Buyer and Sellers shall negotiate in good faith to resolve such objections within 15 days after the delivery of the Statement of Objections (the "Resolution Period"), and, if the same are so resolved within the

Resolution Period, the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Buyer and Sellers, shall be final and binding.
(iv) Resolution of Disputes.
(A) If Sellers and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute ("Disputed Amounts" and any amounts not so disputed, the "Undisputed Amounts") shall be submitted for resolution to the office of Grant Thornton LLP or, if Grant Thornton LLP is unable to serve, Buyer and Sellers shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants other than Sellers’ Accountants or Buyer's Accountants (the "Independent Accountant") who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Closing Working Capital Statement in accordance with this Section 2.6. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.
(B) Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by Sellers, on the one hand, and Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Sellers or Buyer, respectively, bears to the aggregate amount actually contested by Sellers and Buyer.
(C) Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within 30 days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and/or the Post-Closing Working Capital Adjustment shall be conclusive and binding upon the parties hereto.
(v) Failure to Deliver Closing Working Capital Statement.  If, for any reason, Buyer fails to deliver the Closing Working Capital Statement within the time period required by Section 2.6(b)(i), the Sellers’ Estimated Closing Working Capital Statement shall be considered as being the "Closing Working Capital Statement" for all purposes of this Agreement pursuant to this Section 2.6 and Sellers shall have all of their rights under this Section 2.6 with respect thereto, including the right to dispute any calculation set forth therein in accordance with this Section 2.6.
(c)	Post-Closing Purchase Price Adjustment.
(i) The "Post-Closing Working Capital Adjustment" shall be the Working Capital Adjustment recalculated using the Closing Working Capital as accepted or agreed by the parties or determined by the Independent Accountant pursuant to Section 2.6(b).
(ii) If the Post-Closing Working Capital Adjustment is greater than the Closing Working Capital Adjustment, then Buyer shall, within five Business Days of finalizing the Closing Working Capital pursuant to Section 2.6(b), pay to Sellers the amount of such difference in cash by wire transfer of immediately available funds.
(iii) If the Closing Working Capital Adjustment is greater than the Post-Closing Working Capital Adjustment and such difference is less than the Purchase Price Holdback, then Buyer shall, within five Business Days of finalizing the Closing Working Capital pursuant to Section 2.6(b), retain the amount of such difference from the Purchase Price Holdback.
(iv) If the Closing Working Capital Adjustment is greater than the Post-Closing Working Capital Adjustment and such difference is greater than the Purchase Price Holdback, then Buyer shall retain the Purchase Price Holdback and Sellers shall pay Buyer the amount such difference exceeds the Purchase Price Holdback within five Business Days of finalizing the Closing Working Capital pursuant to Section 2.6(b), by paying in cash by wire transfer of immediately available funds.
(d)	Adjustments for Tax Purposes. Any payments made pursuant to this Section 2.6 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.
Section 2.7 Allocation of Purchase Price. Sellers and Buyer agree that the transactions contemplated by this Agreement shall be treated as a sale and purchase of the Purchased Assets for Tax purposes.  The Purchase Price shall be allocated among the Purchased Assets for all purposes (including Tax and financial accounting) as shown on the allocation schedule (the "Allocation Schedule"). A draft of the Allocation Schedule shall be prepared by Buyer and delivered to Sellers within 60 days following the Closing Date. If Sellers notify Buyer in writing that Sellers object to one or more items reflected in the Allocation Schedule, Sellers and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if Sellers and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within 90 days following the Closing Date, such dispute shall be resolved by the Independent Accountant. The fees and expenses of such accounting firm shall be borne equally by Sellers and Buyer. Buyer and Sellers shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule. Any adjustments to the Purchase Price pursuant to Section 2.6 herein shall be allocated in a manner consistent with the Allocation Schedule.
Section 2.8 Withholding Tax. Buyer shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer may be required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to Sellers hereunder as part of the Purchase Price.
Section 2.9 Third Party Consents. To the extent that Sellers’ rights under any Assigned  Contract or Permit constituting a Purchased Asset, or any other Purchased Asset, may not be assigned to Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Sellers, at their expense, shall use their best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer's rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, Sellers, to the maximum extent permitted by law and the Purchased Asset, shall act after the Closing as Buyer's agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Purchased Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer.
ARTICLE III

CLOSING
Section 3.1 Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Hall, Estill, Hardwick, Gable, Golden & Nelson, P.C., 320 S. Boston Avenue, Tulsa, Oklahoma, 74013, at 8:00 a.m., Tulsa, Oklahoma time, on the later of January 4, 2019 or the first Business Day after all of the conditions to Closing set forth in Article VII are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time, date or place as Sellers and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the "Closing Date").
Section 3.2 Closing Deliverables.
(a)	At the Closing, Sellers shall deliver, or cause to be delivered, to Buyer the following:
(i) a bill of sale in the form of Exhibit A hereto (the "Bill of Sale") and duly executed by Sellers, transferring the Tangible Personal Property to Buyer;
(ii) an assignment and assumption agreement in the form of Exhibit B hereto (the "Assignment and Assumption Agreement") and duly executed by Sellers (and for the limited purpose of assigning certain Assigned Contracts, Aero), effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities;
(iii) with respect to each Lease, an Assignment and Assumption of Lease in form of Exhibit C hereto (each, an "Assignment and Assumption of Lease") and duly executed by Sellers (and for the limited purpose of assigning certain Leases, Aero);
(iv) the Sellers Closing Certificate;
(v) the FIRPTA Certificate;
(vi) the certificates of the Secretary or Assistant Secretary of Sellers required by Section 7.2(h) and Section 7.2(i);
(vii) a transition services agreement in a form mutually agreed by the Parties whereby Sellers and Aero shall provide all operational service, all commercial and business development services, and all corporate services performed by Sellers and Aero's employees (including accounting, finance, treasury and IT services) necessary to operate the Purchased Assets in the ordinary course of business consistent with past practice at Sellers and Aero's cost for a term of at least ninety (90) days (the "Transition Services Agreement") duly executed by Sellers; and
(viii) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.
(b)	At the Closing, Buyer shall deliver to Sellers the following:
(i) the Purchase Price, net of the Deposit, as adjusted for the Closing Working Capital Adjustment pursuant to Section 2.6(a), and less the Purchase Price Holdback;
(ii) the Assignment and Assumption Agreement duly executed by Buyer;
(iii) with respect to each Lease, an Assignment and Assumption of Lease duly executed by Buyer;
(iv) the Transition Services Agreement duly executed by Buyer;
(v) the Buyer Closing Certificate; and
(vi) the certificates of the Secretary or Assistant Secretary of Buyer required by Section 7.3(f) and Section 7.3(g).
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLERS
Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Sellers, and Aero with regard to Section 4.1(c), Section 4.2, Section 4.3, jointly and severally represent and warrant to Buyer that the statements contained in this Article IV are true and correct as of the date hereof.
Section 4.1 Organization and Qualification of Sellers and Aero.
(a)
Fulton is a corporation duly organized, validly existing and in good standing under the Laws of the state of Illinois and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted. Section 4.1(a) of the Disclosure Schedules sets forth each jurisdiction in which Fulton is licensed or qualified to do business, and Fulton is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary.

(b)
Mill City is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted. Section 4.1(b) of the Disclosure Schedules sets forth each jurisdiction in which Mill City is licensed or qualified to do business, and Mill City is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary.

(c)
Aero is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted. Section 4.1(c) of the Disclosure Schedules sets forth each jurisdiction in which Aero is licensed or qualified to do business, and Aero is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary.

Section 4.2 Authority of Sellers and Aero. Sellers and Aero have full corporate power and authority to enter into this Agreement and the Ancillary Documents to which Sellers and/or Aero are a party, to carry out their obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Sellers and Aero of this Agreement and any Ancillary Document to which Sellers and/or Aero are a party, the performance by Sellers and Aero of their obligations hereunder and thereunder and the consummation by Sellers and Aero of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Sellers and Aero. This Agreement has been duly executed and delivered by Sellers and Aero, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Sellers, and Aero as applicable, enforceable against Sellers, and Aero as applicable, in accordance with its terms, except as such enforceability may be (i) limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer and other laws affecting creditors’ rights generally, and (ii) subject to the rules of law governing specific performance, injunctive relief, or other equitable remedies. When each Ancillary Document to which Sellers and/or Aero are or will be a party has been duly executed and delivered by Sellers and/or Aero (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Sellers and/or Aero enforceable against each of them in accordance with its terms, except as such enforceability may be (i) limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer and other laws affecting creditors’ rights generally, and (ii) subject to the rules of law governing specific performance, injunctive relief, or other equitable remedies.
Section 4.3 No Conflicts; Consents. The execution, delivery and performance by Sellers and Aero of this Agreement and the Ancillary Documents to which they are a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Sellers and/or Aero; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Sellers and/or Aero, the Business or the Purchased Assets; (c) except as set forth in Section 4.3 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract or Permit to which Sellers and/or Aero are a party or by which Sellers and/or Aero or the Business are bound or to which any of the Purchased Assets are subject (including any Assigned Contract); or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on the Purchased Assets. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Sellers and/or Aero in connection with the execution and delivery of this Agreement or any of the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.
Section 4.4 Financial Statements. Complete copies of the unaudited financial statements consisting of the balance sheet of the Business as at December 31, 2017 and the related statements of income and retained earnings, stockholders' equity and cash flow for the year then ended ("Unaudited 2017 Financial Statements"), and unaudited financial statements consisting of the balance sheet of the Business as at September 30, 2018 and the related statements of income and retained earnings, stockholders' equity and cash flow for the nine- month period then ended (the "Interim Financial Statements" and together with the Unaudited 2017 Financial Statements, the "Financial Statements") have been delivered to Buyer. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Unaudited 2017 Financial Statements).  The Financial Statements are based on the books and records of the Business, and fairly present the financial condition of the Business as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated. The balance sheet of the Business as of September 30, 2018 is referred to herein as the "Interim Balance Sheet" and the date thereof as the "Interim Balance Sheet Date". The related statement of income for the Business as of September 30, 2018 is referred to herein as the "Interim Statement of Income".  Sellers maintain a standard system of accounting for the Business established and administered in accordance with GAAP.
Section 4.5 Undisclosed Liabilities. Sellers have no Liabilities that are required to be reflected on or reserved against on a balance sheet prepared in accordance with GAAP consistently applied in accordance with past practices with respect to the Business, except (a) those which are adequately reflected or reserved against in the Interim Balance Sheet as of the Interim Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date and which are not, individually or in the aggregate, material in amount.
Section 4.6 Absence of Certain Changes, Events and Conditions. Since the Interim Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been any:
(a)	event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)	material change in any method of accounting or accounting practice for the Business, except as required by GAAP or as disclosed in the notes to the Financial Statements;
(c)
material change in cash management practices and policies, practices and procedures with respect to collection of Accounts Receivable, establishment of reserves for uncollectible Accounts Receivable, accrual of Accounts Receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(d)	entry into any Contract that would constitute a Material Contract;
(e)
incurrence, assumption or guarantee of any indebtedness for borrowed money in connection with the Business except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(f)	transfer, assignment, sale or other disposition of any of the Purchased Assets shown or reflected in the Interim Balance Sheet, except for the sale of Inventory in the ordinary course of business;
(g)	cancellation of any debts or claims or amendment, termination or waiver of any rights constituting Purchased Assets;
(h)	material damage, destruction or loss, or any material interruption in use, of any Purchased Assets, whether or not covered by insurance;
(i)	acceleration, termination, material modification to or cancellation of any Assigned Contract or Permit;
(j)	material capital expenditures which would constitute an Assumed Liability;
(k)	imposition of any Encumbrance upon any of the Purchased Assets;
(l)
(i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of any current or former employees, officers, directors, independent contractors or consultants of the Business, other than as provided for in any written agreements disclosed to Buyer or required by applicable Law, (ii) change in the terms of employment for any employee of the Business or any termination of any employees for which the aggregate costs and expenses exceed TWENTY THOUSAND DOLLARS ($20,000.00) or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, consultant or independent contractor of the Business;

(m)	hiring or promoting of any person as or to (as the case may be) an officer or hiring or promoting any employee below officer except to fill a vacancy in the ordinary course of business;

(n)
adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant of the Business, (ii) Benefit Plan, or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(o)	any loan to (or forgiveness of any loan to), or entry into any other transaction with, any current or former directors, officers or employees of the Business;
(p)
adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(q)
purchase, lease or other acquisition of the right to own, use or lease any property or assets in connection with the Business for an amount in excess of TEN THOUSAND DOLLARS ($10,000.00), individually (in the case of a lease, per annum) or FIFTY THOUSAND DOLLARS ($50,000.00) in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of Inventory or supplies in the ordinary course of business consistent with past practice;

(r)	any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.
Section 4.7 Material Contracts.
(a)
Section 4.7(a) of the Disclosure Schedules lists each of the following Contracts (x) by which any of the Purchased Assets are bound or affected or (y) to which Sellers and/or Aero are a party or by which they are bound in connection with the Business or the Purchased Assets (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Leased Real Property listed or otherwise disclosed in Section 4.10(b) of the Disclosure Schedules, being "Material Contracts"):

(i) each Contracts involving aggregate consideration in excess of FIFTY THOUSAND DOLLARS ($50,000.00) and which, in each case, cannot be cancelled without penalty or without more than 90 days' notice;
(ii) all Contracts that require Sellers and/or Aero to purchase or sell a stated portion of the requirements or outputs of the Business or that contain "take or pay" provisions;
(iii) all Contracts that provide for the indemnification of any Person or the assumption of any Tax, environmental or other Liability of any Person;
(iv) all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v) all broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts;
(vi) all employment agreements and Contracts with independent contractors or consultants (or similar arrangements);
(vii) all Contracts relating to indebtedness (including, without limitation, guarantees) except for Contracts relating to trade receivables;
(viii) all Contracts with any Governmental Authority;
(ix) all Contracts that limit or purport to limit the ability of Sellers to compete in any line of business or with any Person or in any geographic area or during any period of time;
(x) all joint venture, partnership or similar Contracts;
(xi) all Contracts for the sale of any of the Purchased Assets or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Purchased Assets;
(xii) all powers of attorney with respect to the Business or any Purchased Asset;
(xiii) all collective bargaining agreements or Contracts with any Union; and
(xiv) all other Contracts that are material to the Purchased Assets or the operation of the Business and not previously disclosed pursuant to this Section 4.7.
(b)
Each Assigned Contract included in the Purchased Assets is valid and binding on Sellers and/or Aero in accordance with its terms and is in full force and effect. None of Sellers and/or Aero or, to Sellers’ Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any written notice of any intention to terminate, any Assigned Contract included in the Purchased Assets. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Assigned Contract included in the Purchased Assets or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. To Sellers' Knowledge, no Key Customer has notified Sellers and/or Aero in writing of such Key Customer's dissatisfaction with Sellers' and/or Aero's performance, including with regard to quality control and safety matters.  Complete and correct copies of each Assigned Contract included in the Purchased Assets (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer. There are no material disputes pending or, to Sellers’ Knowledge, threatened under any Assigned Contract included in the Purchased Assets.

Section 4.8 Title to Purchased Assets. Sellers have good and valid title to, or a valid leasehold interest in, all of the Purchased Assets. All such Purchased Assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as "Permitted Encumbrances"):
(a)	those items set forth in Section 4.8 of the Disclosure Schedules;
(b)	liens for Taxes not yet due and payable;
(c)
mechanics', carriers', workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the Business or the Purchased Assets and set forth in Section 4.8 of the Disclosure Schedules;

(d)
easements, rights of way, zoning ordinances and other similar encumbrances affecting Leased Real Property which are not, individually or in the aggregate, material to the Business or the Purchased Assets, which do not prohibit or interfere with the current operation of any Leased Real Property; or

(e)
liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the Business or the Purchased Assets.

Section 4.9 Condition and Sufficiency of Assets. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property included in the Purchased Assets are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Purchased Assets are sufficient for the continued conduct of the Business immediately after the Closing in substantially the same manner as conducted immediately prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted. None of the Excluded Assets are material to the Business.
Section 4.10 Real Property.
(a)	No real property owned by Sellers or their Affiliates ("Owned Real Property") has been used in or is necessary for conduct of the Business as currently conducted.
(b)
Section 4.10(b) of the Disclosure Schedules sets forth each parcel of real property leased by Sellers and/or Aero and used in or necessary for the conduct of the Business as currently conducted (together with all rights, title and interest of Sellers and/or Aero in and to leasehold improvements relating thereto, including, but not limited to, security deposits, reserves or prepaid rents paid in connection therewith, collectively, the "Leased Real Property"), and a true and complete list of all leases, subleases, licenses, concessions and other agreements (whether written or oral), including all amendments, extensions renewals, guaranties and other agreements with respect thereto, pursuant to which Sellers and/or Aero hold any Leased Real Property (collectively, the "Leases"). Sellers have delivered to Buyer a true and complete copy of each Lease. With respect to each Lease:

(i) such Lease is valid, binding, enforceable and in full force and effect, and Sellers enjoy peaceful and undisturbed possession of the Leased Real Property;
(ii) Sellers and/or Aero are not in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default, and Sellers and/or Aero have paid all rent due and payable under such Lease;
(iii) Sellers and/or Aero have not received nor given any written notice of any default or event that with notice or lapse of time, or both, would constitute a default by Sellers and/or Aero under any of the Leases and, to the Knowledge of Sellers, no other party is in default thereof, and no party to any Lease has exercised any termination rights with respect thereto;
(iv) Sellers and/or Aero have not subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof; and
(v) Sellers and/or Aero have not pledged, mortgaged or otherwise granted an Encumbrance on its leasehold interest in any Leased Real Property.
(c)
Sellers and/or Aero have not received any written notice of (i) violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Leased Real Property, (ii) existing, pending or threatened condemnation proceedings affecting the Leased Real Property, or (iii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to adversely affect the ability to operate the Leased Real Property as currently operated. Neither the whole nor any material portion of any Leased Real Property has been damaged or destroyed by fire or other casualty.

(d)
The Leased Real Property is sufficient for the continued conduct of the Business immediately after the Closing in substantially the same manner as conducted immediately prior to the Closing and constitutes all of the real property necessary to conduct the Business as currently conducted.

Section 4.11 Inventory. All Inventory, whether or not reflected in the Interim Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All Inventory is owned by Sellers free and clear of all Encumbrances, and no Inventory is held on a consignment basis. The quantities of each item of Inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of Sellers, in accordance with historical practices.

Section 4.12 Accounts Receivable. The Accounts Receivable reflected on the Interim Balance Sheet and the Accounts Receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by Sellers involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of Sellers not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) subject to a reserve for bad debts shown on the Interim Balance Sheet or, with respect to Accounts Receivable arising after the Interim Balance Sheet Date, on the accounting records of the Business, are collectible.  To Sellers' Knowledge, no Accounts Receivable counterparty (i) is insolvent, or has adopted a plan of merger, consolidation, reorganization, liquidation or dissolution or filed a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consented to the filing of any bankruptcy petition against it under any similar Law, or (ii) has provided Sellers notice that such counterparty disputes, or is unable or unwilling to pay, any amount due. The reserve for bad debts shown on the Interim Balance Sheet or, with respect to Accounts Receivable arising after the Interim Balance Sheet Date, on the accounting records of the Business have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.
Section 4.13 Customers and Suppliers.
(a)
Section 4.13(a) of the Disclosure Schedules sets forth with respect to the Business (i) each customer who has paid aggregate consideration to Sellers for goods or services rendered in an amount greater than or equal to FIFTY THOUSAND DOLLARS ($50,000.00) for each of the two most recent fiscal years (collectively, the "Material Customers"); and (ii) the amount of consideration paid by each Material Customer during such periods. Except as set forth in Section 4.13(a) of the Disclosure Schedules, Sellers have not received any written notice from such Material Customers, and has no reason to believe, that any of the Material Customers has ceased, or intends to cease after the Closing, to use the goods or services of the Business or to otherwise terminate or materially reduce its relationship with the Business.

(b)
Section 4.13(b) of the Disclosure Schedules sets forth with respect to the Business (i) each supplier to whom Sellers have paid consideration for goods or services rendered in an amount greater than or equal to FIFTY THOUSAND DOLLARS ($50,000.00) for each of the two most recent fiscal years (collectively, the "Material Suppliers"); and (ii) the amount of purchases from each Material Supplier during such periods. Sellers have not received any written notice from such Material Suppliers, and has no reason to believe, that any of the Material Suppliers has ceased, or intends to cease, to supply goods or services to the Business or to otherwise terminate or materially reduce its relationship with the Business.

Section 4.14 Insurance. Section 4.14 of the Disclosure Schedules sets forth (a) a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers' compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by Sellers or their Affiliates and relating to the Business, the Purchased Assets or the Assumed Liabilities (collectively, the "Insurance Policies"); and (b) with respect to the Business, the Purchased Assets or the Assumed Liabilities, a list of all pending claims and the claims history for Sellers since 01/01/2017. There are no claims related to the Business, the Purchased Assets or the Assumed Liabilities pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither Sellers nor any of their Affiliates have received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if not yet due, accrued. All such Insurance Policies (a) are in full force and effect and enforceable in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. None of Sellers or any of their Affiliates are in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Business and are sufficient for compliance with all applicable Laws and Contracts to which Sellers are a party or by which they are bound. True and complete copies of the Insurance Policies have been made available to Buyer.
Section 4.15 Legal Proceedings; Governmental Orders.
(a)
Except as set forth in Section 4.15(a) of the Disclosure Schedules, there are as of the date of this Agreement and have been since November 1, 2015 no Actions pending or, to Sellers Knowledge, threatened against or by Sellers (a) relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities; or (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)	There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Business.
Section 4.16 Compliance with Laws and Prudent Industry Practice; Permits.
(a)	Since January 1, 2017, Sellers have complied, and are now complying, with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets.
(b)
All Permits required for Sellers to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by Sellers and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 4.16(b) of the Disclosure Schedules lists all current Permits issued to Sellers which are related to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 4.16(b) of the Disclosure Schedules.

Section 4.17 Employee Benefit Matters.
(a)
Section 4.17(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each "employee benefit plan" within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by Sellers for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Business or any spouse or dependent of such individual, or under which Sellers or any of their ERISA Affiliates have or may have any Liability, each, a "Benefit Plan").  Neither Seller sponsors a defined benefit plan for which it could have any Liability under Title IV of ERISA.  Neither Seller participates in a multi-employer plan as defined in ERISA.  As noted in Section 2.4 above, Buyer is not responsible for any Liabilities that might otherwise become a Liability of Buyer under any common law doctrine of de factor merger or transferee or successor liability or otherwise by operation of contract of Law.  Sellers are responsible for and shall settle all such Liabilities associated with Seller’s Benefit Plans.

(b)
With respect to each Benefit Plan, Sellers have made available to Buyer accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; and (iv) copies of any summary plan descriptions, summaries of material modifications, summaries of benefits and coverage, COBRA communications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan.

(c)
There has been no amendment to, announcement by Sellers or any of their Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year (other than on a de minimis basis) with respect to any director, officer, employee, consultant or independent contractor of the Business, as applicable. Neither Sellers nor any of their Affiliates have any commitment or obligation or has made any representations to any director, officer, employee, consultant or independent contractor of the Business, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement.

Section 4.18 Employment Matters.
(a)
Section 4.18(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Business as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate or contract fee; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. As of the date hereof, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees, independent contractors or consultants of the Business for services performed on or prior to the date hereof have been paid in full, and there are no outstanding agreements, understandings or commitments of Sellers with respect to any compensation, commissions, bonuses or fees.

(b)
Sellers are not, and have not been for the past ten years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, "Union"), and there is not, and has not been for the past ten years, any Union representing or purporting to represent any employee of Sellers, and, to Sellers’ Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting Sellers or any employees of the Business. Sellers have no duty to bargain with any Union.

Section 4.19 Taxes.
(a)
All Tax Returns required to be filed by Sellers for any Pre-Closing Tax Period have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by Sellers (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b)
Sellers have withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any Employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c)	All deficiencies asserted, or assessments made, against Sellers as a result of any examinations by any taxing authority have been fully paid.
(d)	Sellers are not a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.
(e)
There are no Encumbrances for Taxes upon any of the Purchased Assets nor is any taxing authority in the process of imposing any Encumbrances for Taxes on any of the Purchased Assets (other than for current Taxes not yet due and payable).

(f)	Sellers are not a "foreign person" as that term is used in Treasury Regulations Section 1.1445-2.
Section 4.20 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Sellers.
Section 4.21 Intellectual Property.

(a)	Sellers own, or will own, or are licensed or will be licensed or otherwise possesses or will possess all necessary rights to use, all of the Intellectual Property.
(b)
To Sellers’ knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property rights of Sellers, or any trade secret material to Sellers, by any third party, including any employee or former employee of Sellers or any of their Affiliates, relating in any way to any of the Purchased Assets.

Section 4.22 Limitation on Representations and Warranties. Buyer acknowledges and agrees that none of the Sellers or any of their respective Affiliates or agents, representatives or any other Person, have made, makes or will be deemed to have made any representation or warranty with respect to such Seller, the Business, the Purchased Assets or the transactions contemplated herein, express or implied, at law or in equity, other than the representations and warranties specifically set forth in this Article IV, and Buyer hereby disclaims any such representation or warranty, other than the representations and warranties specifically set forth in this Article IV.  Buyer further covenants, acknowledges, and agrees that it is not relying on any other statement made the Sellers or any of their respective Affiliates or agents, representatives or any other Person other than those contained in this Article IV, as qualified by the Disclosure Schedules.
ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER
Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Buyer represent and warrant to Sellers that the statements contained in this Article V are true and correct as of the date hereof.
Section 5.1 Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Oklahoma.
Section 5.2 Authority of Buyer. Buyer has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any Ancillary Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Sellers) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be (i) limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer and other laws affecting creditors’ rights generally, and (ii) subject to the rules of law governing specific performance, injunctive relief, or other equitable remedies. When each Ancillary Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms, except as such enforceability may be (i) limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer and other laws affecting creditors’ rights generally, and (ii) subject to the rules of law governing specific performance, injunctive relief, or other equitable remedies.
Section 5.3 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.
Section 5.4 Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable payment of the Purchase Price and consummate the transactions contemplated by this Agreement.
Section 5.5 Legal Proceedings. There are no Actions pending or, to Buyer's knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.
ARTICLE VI

COVENANTS
Section 6.1 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Sellers shall (x) conduct the Business in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact its current Business organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships of their employees, customers, lenders, suppliers, regulators and others having relationships with the Business. Without limiting the foregoing, from the date hereof until the Closing Date, Sellers shall:
(a)	preserve and maintain all Permits required for the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets;
(b)	pay the debts, Taxes and other obligations of the Business when due;
(c)	continue to collect Accounts Receivable in a manner consistent with past practice, without discounting such Accounts Receivable;
(d)	maintain the properties and assets included in the Purchased Assets in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(e)	continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;
(f)	defend and protect the properties and assets included in the Purchased Assets from infringement or usurpation;
(g)	perform all of their obligations under all Contract included in the Purchased Assets;
(h)	maintain the Books and Records in accordance with past practice;
(i)	comply in all material respects with all Laws applicable to the conduct of the Business or the ownership and use of the Purchased Assets; and
(j)	not take or permit any action that would cause any of the changes, events or conditions described in Section 4.6 to occur.
Section 6.2 Access to Information. From the date hereof until the Closing, Sellers shall (a) afford Buyer and its Representatives full and free access to and the right to inspect all of the Leased Real Property, properties, assets, premises, Books and Records, Contracts and other documents and data related to the Business; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Business as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Sellers to cooperate with Buyer in its investigation of the Business. Any investigation pursuant to this Section 6.2 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business or any other businesses of Sellers. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Sellers in this Agreement.
Section 6.3 No Solicitation of Other Bids.
(a)
Sellers shall not, and shall not authorize or permit any of their Affiliates or any of their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Sellers shall immediately cease and cause to be terminated, and shall cause their Affiliates and all of their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, "Acquisition Proposal" means any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) relating to the direct or indirect disposition, whether by sale, merger or otherwise, of all or any portion of the Business or the Purchased Assets.

(b)
In addition to the other obligations under this Section 6.3, Sellers shall promptly (and in any event within three Business Days after receipt thereof by Sellers or their Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.
(c)
Sellers agree that the rights and remedies for noncompliance with this Section 6.3 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

Section 6.4 Notice of Certain Events.
(a)	From the date hereof until the Closing, Sellers shall promptly notify Buyer in writing of:
(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (B) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.2 to be satisfied;
(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;
(iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and
(iv) any Actions commenced or, to Sellers’ Knowledge, threatened against, relating to or involving or otherwise affecting the Business, the Purchased Assets or the Assumed Liabilities that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.15 or that relates to the consummation of the transactions contemplated by this Agreement.
(b)
Buyer's receipt of information pursuant to this Section 6.4 or otherwise shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Sellers in this Agreement (including Section 8.2 and Section 9.1(b)) and shall not be deemed to amend or supplement the Disclosure Schedules.

Section 6.5 Employees and Employee Benefits.
(a)
Buyer, at Buyer's sole discretion, may offer employment on an "at will" basis to any employee of the Business who is actively at work on the Closing Date, and Sellers shall cooperate with Buyer to facilitate Buyer's entry into employment relationships with such employees on terms deemed satisfactory to Buyer in its sole discretion.  Sellers and their Affiliates will not, directly or indirectly, solicit, initiate, knowingly encourage, or take any action that would reasonably be expected to lead to any such employee refusing Buyer's offer of employment.

(b)
Sellers shall be solely responsible, and Buyer shall have no obligations whatsoever for, any compensation or other amounts payable to any current or former employee, officer, director, independent contractor or consultant of the Business, including, without limitation, hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits or severance pay for any period relating to the service with Sellers at any time on or prior to the Closing Date and Sellers shall pay all such amounts to all entitled persons on or prior to the Closing Date.

(c)
Sellers shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of current or former employees, officers, directors, independent contractors or consultants of the Business or the spouses, dependents or beneficiaries thereof, which claims relate to events occurring on or prior to the Closing Date. Sellers also shall remain solely responsible for all worker's compensation claims of any current or former employees, officers, directors, independent contractors or consultants of the Business which relate to events occurring on or prior to the Closing Date. Sellers shall pay, or cause to be paid, all such amounts to the appropriate persons as and when due.  Sellers shall be solely responsible for health plan continuation coverage under COBRA or any similar state law.  Buyer shall have no COBRA responsibility with respect to Sellers’ employees or former employees or the dependents of either, including any responsibility that might otherwise arise under Section 54.4980B-9 of the Treasury Regulations dealing with COBRA responsibility in mergers and acquisitions.

Section 6.6 Confidentiality. From and after the Closing, Sellers shall, and shall cause their Affiliates to, hold, and shall use its reasonable best efforts to cause their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Business, except to the extent that Sellers can show that such information (a) is generally available to and known by the public through no fault of Sellers, any of their Affiliates or their respective Representatives; or (b) is lawfully acquired by Sellers, any of their Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Sellers or any of their Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Sellers shall promptly notify Buyer in writing and shall disclose only that portion of such information which Sellers are advised by their counsel in writing is legally required to be disclosed, provided that Sellers shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.
Section 6.7 Non-Competition; Non-Solicitation.
(a)
For a period of three years commencing on the Closing Date (the "Restricted Period"), Sellers and Aero shall not, and shall not permit any of their Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) cause, induce or encourage any material actual or prospective client, customer, supplier or licensor of the Business (including any existing or former client or customer of Sellers and any Person that becomes a client or customer of the Business after the Closing), or any other Person who has a material business relationship with the Business, to terminate or modify any such actual or prospective relationship. Notwithstanding the foregoing, Sellers, Aero, and any of their Affiliates may (A) own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Sellers or Aero are not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person, and (B) engage in staffing services to companies (whether temporary or permanent personnel placement), which may include companies that engage in the Restricted Business.

(b)
During the Restricted Period, Sellers and Aero shall not, and shall not permit any of their Affiliates to, directly or indirectly, hire or solicit any person who is offered employment by Buyer pursuant to Section 6.5(a) or is or was employed in the Business during the Restricted Period, or encourage any such employee to leave such employment or hire any such employee who has left such employment; provided, however, that the foregoing will not restrict Sellers and Aero or any of their Affiliates from soliciting or hiring any employee who responds to a general solicitation placed by such Person in the ordinary course of business; provided further, that nothing in this Section 6.7(b) shall prevent Sellers and Aero or any of their Affiliates from hiring (i) any employee whose employment has been terminated by Buyer, (ii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee, or (iii) any Business employee that does not accept Buyer’s offer of employment at Closing pursuant to Section 6.5, subject to Sellers' compliance with Section 6.5(a).

(c)
Sellers and Aero acknowledge that a breach or threatened breach of this Section 6.7 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Sellers or Aero of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(d)
Sellers and Aero acknowledge that the restrictions contained in this Section 6.7 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.7 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 6.7 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 6.8 Governmental Approvals and Consents.

(a)
Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b)	Sellers and Buyer shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 4.3 of the Disclosure Schedules.
Section 6.9 Books and Records.
(a)
In order to facilitate the resolution of any claims made against or incurred by Sellers prior to the Closing, or for any other reasonable purpose, for a period of five years after the Closing, Buyer shall:

(i) retain the Books and Records (including personnel files) relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of Seller; and
(ii) upon reasonable notice, afford Sellers’ Representatives reasonable access (including the right to make, at Sellers’ expense, photocopies), during normal business hours, to such Books and Records.
(b)
In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Closing, or for any other reasonable purpose, for a period of five years following the Closing, Sellers shall:

(i) retain the books and records (including personnel files) of Sellers which relate to the Business and its operations for periods prior to the Closing; and
(ii) upon reasonable notice, afford Buyer's Representatives reasonable access (including the right to make, at Buyer's expense, photocopies), during normal business hours, to such books and records.
(c)
Neither Buyer nor Sellers shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 6.9 where such access would violate any Law.

Section 6.10 Closing Conditions. From the date hereof until the Closing, each party hereto shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.

Section 6.11 Public Announcements. Unless otherwise required by applicable Law or the requirements of a security exchange on which the equity of a party or its Affiliate is traded (in each case based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.
Section 6.12 Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer; it being understood that any Liabilities arising out of the failure of Sellers to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities.
Section 6.13 Receivables. From and after the Closing, if Sellers or any of their Affiliates receives or collects any funds relating to any Accounts Receivable or any other Purchased Asset, Sellers or their Affiliate shall remit such funds to Buyer within five Business Days after its receipt thereof. From and after the Closing, if Buyer or its Affiliate receives or collects any funds relating to any Excluded Asset, Buyer or its Affiliate shall remit any such funds to Sellers within five Business Days after its receipt thereof.
Section 6.14 Transfer Taxes and Property Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Buyer when due. Buyer shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees.  Buyer and Sellers shall each be responsible for their pro-rata portions of the 2018 property Taxes on the Purchased Assets.  Sellers’ portion of such Taxes shall be a fraction, the numerator of which is the number of days before and including the Closing Date and the denominator of which is 365.  Buyer’s portion of such Taxes shall be a fraction, the numerator of which is the number of days following the Closing and the denominator of which is 365.  Sellers and Buyer shall cooperate in the preparation and filing of any Tax Returns required with respect to such Taxes.
Section 6.15 Tax Clearance Certificates. If requested by Buyer, Sellers shall notify all of the taxing authorities in the jurisdictions that impose Taxes on Sellers or where Sellers have a duty to file Tax Returns of the transactions contemplated by this Agreement in the form and manner required by such taxing authorities, if the failure to make such notifications or receive any available tax clearance certificate could subject the Buyer to any Taxes of Sellers. If any taxing authority asserts that Sellers are liable for any Tax, Sellers shall promptly pay any and all such amounts and shall provide evidence to the Buyer that such liabilities have been paid in full or otherwise satisfied.
Section 6.16 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the Ancillary Documents.
Section 6.17 Disclosure and Financial Statements. Sellers and Aero shall:
(a) Cooperate (and shall cause their respective managers, officers, directors, employees, accountants, legal counsel, agents, other advisors and authorized representatives to  cooperate) with Buyer in complying with Buyer's reporting obligations under the Securities Exchange Act of 1934, as amended, during the period between the signing of this Agreement and the date that is the first anniversary of the Closing Date;
(b) Cooperate with Buyer to cause Buyer’s Accountant, no later than January 31, 2019, to furnish to Buyer an audited balance sheet of the Business as of December 31, 2017, an audited income statements of the Business for the year(s) ending December 31, 2017, an audited statement of owners’ equity of the Business as of December 31, 2017, an audited statement of cash flows of the Business year ending December 31, 2017, an audited balance sheet of the Business as of September 30, 2018, an audited income statements of the Sellers for the nine-month period ended September 30, 2018 and the comparable period from the prior year, an audited statement of owners’ equity of the Sellers as of September 30, 2018, and an audited statement of cash flows of the Sellers for the nine-month period ended September 30, 2018 and the comparable period from the prior year (the "Audited Financial Statements").  The audited income statements of the Sellers for the nine-month period ended September 30, 2018 is referred to herein as the "Audited Statement of Income".  The fees and expense of Buyer's Accountant and Seller's Accountant for the preparation of the Audited Financial Statements shall be paid by Buyer.
(c)
Cooperate (and shall cause their respective managers, officers, directors, employees, accountants, legal counsel, agents, other advisors and authorized representatives to  cooperate) with Buyer during the period between the signing of this Agreement and the date that is the first anniversary of the Closing Date to assist Buyer with the preparation of pro forma financial statements reflecting the transactions contemplated by this Agreement as reasonably requested by Buyer in order to comply with required by the published rules and regulations of the SEC (provided that any out-of-pocket costs or expenses incurred by the Sellers in connection with such assistance will be reimbursed by Buyer prior to the Closing).

Section 6.18 Intellectual Property Transition.  After closing, except as permitted by the Transition Services Agreement, each of Fulton and Mill City shall cease using the Intellectual Property, including their current or similar names or any variations or derivations thereof, or any trademarks, trade names, logos of Sellers or any of its Affiliates bearing such names or similar name and any website domains being such names or other intangible assets included in the Purchased Assets.  Sellers shall cooperate with Buyer's effort to access and exclusively use the Intellectual Property.  Without limitation of the foregoing, promptly after Closing, but no later than five Business Days thereafter, Fulton shall file amended articles of incorporation (or equivalent organizations documents), as well as amended foreign registrations for operations in states other than its place of incorporation, with the appropriate Governmental Authorities changing its corporate name, "doing business as" name, trade name and any other similar corporate identifier to a name that does not contain words the same or similar to its current name or any trade or business name used in connection with the Business and included in the Purchased Assets and to reflect that it no longer uses the name "Fulton Technologies, Inc." and Sellers will cooperate with Buyer in Buyer’s effort to assume, and operate using, the name "Fulton Technologies" or a name similar thereto.
ARTICLE VII

CONDITIONS TO CLOSING
Section 7.1 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the requirement that no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.
Section 7.2 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer's waiver, at or prior to the Closing, of each of the following conditions:
(a)
Other than the representations and warranties of Sellers, and Aero as applicable, contained in Section 4.1, Section 4.2, and Section 4.20, the representations and warranties of Sellers, and Aero as applicable, contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Sellers, and Aero as applicable, contained in Section 4.1, Section 4.2, and Section 4.20 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)
Sellers, and Aero as applicable, shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date.

(c)
No Action shall have been commenced against Buyer, or Sellers or Aero, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d)	From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.
(e)	Sellers shall have delivered to Buyer duly executed counterparts to the Ancillary Documents and such other documents and deliveries set forth in Section 3.2(a).
(f)
All Encumbrances relating to the Purchased Assets shall have been released in full, other than Permitted Encumbrances, and Sellers shall have delivered to Buyer written evidence, in form satisfactory to Buyer in its sole discretion, of the release of such Encumbrances.

(g)
Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of each of the Sellers, and Aero as applicable, that each of the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied (the "Sellers Closing Certificate").

(h)
Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each of the Sellers, and Aero as applicable, certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of each of the Sellers, and Aero as applicable, authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(i)
Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each of the Sellers, and Aero as applicable, certifying the names and signatures of the officers of each of the Sellers, and Aero as applicable, authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder.

(j)
Buyer shall have received a certificate pursuant to Treasury Regulations Section 1.1445-2(b) (the "FIRPTA Certificate") from each of the Sellers that the Seller is not a foreign person within the meaning of Section 1445 of the Code.

(k)	Sellers shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.
(l)	Closing Working Capital is not less than THREE HUNDRED THOUSAND ($300,000).
Section 7.3 Conditions to Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Sellers’ waiver, at or prior to the Closing, of each of the following conditions:
(a)	Other than the representations and warranties of Buyer contained in Section 5.1 and Section 5.2, the representations and warranties of Buyer contained in this

Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Buyer contained in Section 5.1 and Section 5.2 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(b)
Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c)
No Action shall have been commenced against Buyer, or Sellers or Aero, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d)	Buyer shall have delivered to Sellers duly executed counterparts to the Ancillary Documents and such other documents and deliveries set forth in Section 3.2(b).
(e)
Sellers shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer that each of the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied (the "Buyer Closing Certificate").

(f)
Sellers shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(g)
Sellers shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder.

(h)	Buyer shall have delivered to Sellers such other documents or instruments as Sellers reasonably request and are reasonably necessary to consummate the transactions contemplated by this Agreement.
ARTICLE VIII

INDEMNIFICATION

Section 8.1 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is 12 months from the Closing Date; provided, that the representations and warranties in (i) Section 4.1, Section 4.2, Section 4.8, Section 4.20, Section 5.1, and Section 5.2,  shall survive indefinitely and (ii) Section 4.17 and Section 4.19 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.
Section 8.2 Indemnification By Seller and Aero. Subject to the other terms and conditions of this Article VIII, Sellers, and Aero solely in connection with any breach of the representations set for in Section 4.1, Section 4.2, Section 4.3, Section 4.7,  and Section 4.10, and covenants set forth in Section 6.7 and Section 6.17, shall jointly and severally indemnify and defend each of Buyer and its Affiliates and their respective Representatives (collectively, the "Buyer Indemnitees") against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:
(a)
any inaccuracy in or misrepresentation of any of the representations or warranties of Sellers contained in this Agreement, the Ancillary Documents or in any certificate or instrument delivered by or on behalf of Sellers pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)
any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Sellers pursuant to this Agreement, the Ancillary Documents or any certificate or instrument delivered by or on behalf of Sellers pursuant to this Agreement;

(c)	any Excluded Asset or any Excluded Liability; or
(d)
any Third Party Claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of Sellers or any of their Affiliates (other than the Purchased Assets or Assumed Liabilities) conducted, existing or arising on or prior to the Closing Date.

Section 8.3 Indemnification By Buyer. Subject to the other terms and conditions of this Article VIII, Buyer shall indemnify and defend each of Sellers and their Affiliates and their respective Representatives (collectively, the "Sellers Indemnitees") against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Sellers Indemnitees based upon, arising out of, with respect to or by reason of:

(a)
any inaccuracy in or misrepresentation of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)
any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement, the Ancillary Documents or any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement;

(c)	any Assumed Liability; or
(d)
any Third Party Claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of Buyer or any of its Affiliates conducted, existing or arising after the Closing Date.

Section 8.4 Certain Limitations. The indemnification provided for in Section 8.2 and Section 8.3 shall be subject to the following limitations:
(a)
Sellers and Aero shall not be liable to the Buyer Indemnitees for an individual claim or series of related claims for indemnification under Section 8.2(a) until the aggregate amount of Losses for such claim or series of related claims exceeds TWENTY THOUSAND DOLLARS ($20,000) (the "Threshold"), in which event Sellers and Aero shall be require to pay or be liable for all such Losses from the first dollar; provided, however that the Threshold shall not apply to any inaccuracy in or misrepresentation of any representation or warranty in Section 4.1, Section 4.2, Section 4.8, Section 4.17, Section 4.19, or Section 4.20. The aggregate amount of all Losses for which Sellers and Aero shall be liable pursuant to Section 8.2(a) shall not exceed FIVE HUNDRED THOUSAND ($500,000); provided, however that the aggregate amount of all Losses for which Sellers shall be liable pursuant to Section 8.2(a) with respect to or by reason of any inaccuracy in or misrepresentation of any representation or warranty in Section 4.1, Section 4.2, Section 4.8, Section 4.17, Section 4.19, and Section 4.20 shall not exceed the Purchase Price.

(b)
Buyer shall not be liable to the Sellers Indemnitees for an individual claim or series of related claims for indemnification under Section 8.3(a) until the aggregate amount of Losses for such claim or series of related claims exceeds the Threshold, in which event Buyer shall be require to pay or be liable for all such Losses from the first dollar; provided, however that the Threshold shall not apply to any inaccuracy in or misrepresentation of any representation or warranty in Section 5.1, and Section 5.2. The aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 8.3(a) shall not exceed the Purchase Price.

(c)
For purposes of this Article VIII, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

Section 8.5 Indemnification Procedures. The party making a claim under this Article VIII is referred to as the "Indemnified Party", and the party against whom such claims are asserted under this Article VIII is referred to as the "Indemnifying Party".
(a)
Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a "Third Party Claim") against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is adversely affected by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party's expense and by the Indemnifying Party's own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Sellers, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Business, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.5(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party's right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.5(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Sellers and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.6) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)
Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, neither the Indemnifying Party nor the Indemnified Party shall enter into settlement of any Third Party Claim without the prior written consent of the other party.

(c)
Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a "Direct Claim") shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is adversely affected by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party's investigation by giving such information and assistance (including access to the Indemnified Party's premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 8.6 Payments; Purchase Price Holdback.
(a)
Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII, the Indemnifying Party shall satisfy its obligations within 15 Business Days of such agreement or final, non-appealable adjudication. The parties agree that should an Indemnifying Party not make full payment of any such obligations within such 15 Business Day period, any amount payable shall accrue interest from and include the date of agreement of the Indemnifying Party or final, non-appealable adjudication to but excluding the date such payment has been made at a rate per annum equal to 5%.

(b)
Any Losses payable to a Buyer Indemnitee pursuant to this Article VIII shall be satisfied: (i) first, from the Purchase Price Holdback, and (ii) second, pay cash by wire transfer of immediately available funds.

(c)	Any Losses payable to the Sellers Indemnitees pursuant to this Article VIII shall be paid in cash by wire transfer of immediately available funds.
Section 8.7 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.8 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party's right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party's waiver of any condition set forth in Section 7.2 or Section 7.3, as the case may be.
Section 8.9 Exclusive Remedies. Subject to Section 2.6, and Section 6.7, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VIII. Nothing in this Section 8.9 shall limit any Person's right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party's fraudulent, criminal or intentional misconduct.
Section 8.10 Release of Purchase Price Holdback. Buyer shall release the balance, net of the amount of any resolved or pending claim for indemnification, of the Purchase Price Holdback to Sellers no later than six months from the date of Closing. Such balance shall accrue interest from the date that is six months from the date of Closing to but excluding the date such balance has been released to Sellers at a rate per annum equal to 5%. The balance net of resolved claims for any amounts retained to resolve any pending claims for indemnification will be paid out once the pending claim is resolved.
ARTICLE IX

TERMINATION
Section 9.1 Termination. This Agreement may be terminated at any time prior to the Closing:
(a)	by the mutual written consent of Sellers and Buyer;
(b)
by Buyer by written notice to Sellers if Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Sellers pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Sellers within ten days of Sellers’ receipt of written notice of such breach from Buyer;

(c)
by Sellers by written notice to Buyer if Sellers are not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Buyer within ten days of Buyer's receipt of written notice of such breach from Sellers;

(d)
by Buyer or Sellers in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited, (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable, or (iii) the Closing has not occurred by January 11, 2019, unless such failure shall be due to the failure of the party seeking termination to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing.

Section 9.2 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:
(a)	as set forth in this Article IX and Article X hereof; and
(b)	that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.
Section 9.3 Liquidated Damages.
(a)
Notwithstanding any other provision in this Agreement, if this Agreement is terminated by Sellers pursuant to Sections 9.1(c), Sellers shall have the right to, at their option, (1) as Sellers’ sole and exclusive remedy to retain the Deposit as liquidated damages, and not as a penalty, for such termination, free and clear of any claims thereon by Buyer, or (2) in lieu of terminating this Agreement, obtain all remedies available at law or in equity, including specific performance by Buyer.  The provision for payment of the Deposit as liquidated damages in this Section 9.3 has been included because, in the event of a termination of this Agreement permitting Sellers to retain the Deposit, the actual damages to be incurred by Sellers can reasonably be expected to approximate the amount of liquidated damages called for in this Agreement and because the actual amount of such damages would be difficult if not impossible to measure accurately.

(b)
If this Agreement is terminated pursuant to Section 9.1 for any reason other than by Sellers pursuant to Sections 9.1(c), then Sellers shall, within three Business Days of the date that this Agreement is terminated, return the Deposit and all interest having accrued thereto in cash by wire transfer of immediately available funds to Buyer free and clear of any claims thereon by Sellers.

ARTICLE X

MISCELLANEOUS

Section 10.1 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.
Section 10.2 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.2):
If to Sellers or Aero:
c/o RESILIENCE CAPITAL PARTNERS LLC
25101 Chagrin Boulevard, Suite 350
Cleveland, Ohio 44122
Facsimile: (216) 292-4750
E-mail: chesse@resiliencecapital.com
Attention: General Counsel
with a copy to:
TUCKER ELLIS LLP
950 Main Avenue, Suite 1100
Cleveland, Ohio 44113
Facsimile: (216) 592-5009
E-mail: christopher.hewitt@tuckerellis.com
Attention: Christopher J. Hewitt
If to Buyer:
c/o ADDVANTAGE TECHNOLOGIES GROUP, INC.
1221 E. Houston
Broken Arrow, OK 74102
Facsimile: (918)251-9121
E-mail: sfrancis@addvantagetech.com
Attention: Scott Francis, Chief Financial Officer
with a copy to:
HALL ESTILL
320 S. Boston, Suite 200
Tulsa, OK 74103
Facsimile: (918)594-0505
E-mail: dgustafson@hallestill.com

Attention: Del Gustafson
Section 10.3 Interpretation. For purposes of this Agreement, (a) the words "include," "includes" and "including" shall be deemed to be followed by the words "without limitation"; (b) the word "or" is not exclusive; and (c) the words "herein," "hereof," "hereby," "hereto" and "hereunder" refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.
Section 10.4 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
Section 10.5 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 6.7(d), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
Section 10.6 Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.
Section 10.7 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, that Buyer may assign its rights under this Agreement to its Affiliate without Sellers’ consent. No assignment shall relieve the assigning party of any of its obligations hereunder, including without limitation an assignment by Buyer to its Affiliate as permitted under the preceding sentence.
Section 10.8 No Third-party Beneficiaries. Except as provided in Article VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 10.9 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
Section 10.10       Governing Law; Dispute Resolution; Waiver of Jury Trial.
(a)
This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b)
This Section 10.10(b) shall govern disputes other than (i) those related to Disputed Amounts related to the Closing Working Capital Statement, which shall be resolved pursuant to Section 2.6(c), and (ii) those related to the Allocation Schedule, which shall be resolved pursuant to Section 2.7.  The parties hereto shall first attempt in good faith to resolve promptly any disputes, other than as set forth in the preceding sentence, (each a “Dispute”) arising out of or relating to this Agreement by negotiation between officers who have authority to settle the Dispute.  The officers shall be at a higher level of management in their respective organizations than the persons with direct responsibility for the administration of this Agreement.  If such negotiations do not resolve such Dispute within thirty (30) Days of a party’s notice invoking this Section 10.10(b) (“Notice of Dispute”), such Dispute shall be finally resolved by arbitration in accordance with the rules for non-administered arbitration of the International Institute for Conflict Prevention and Resolution (the “CPR Rules”) then currently in effect. The arbitration shall be conducted by (i) by a sole arbitrator if the Dispute involves FIVE HUNDRED THOUSAND DOLLARS ($500,000.00) or less, and (ii) by a panel of three arbitrators if the dispute involves in excess of FIVE HUNDRED THOUSAND DOLLARS ($500,000.00). All arbitrators shall be independent of the parties hereto and agreed upon by such parties or, failing such agreement, shall be appointed under the CPR Rules. The arbitration shall proceed in accordance with the CPR Rules and shall be conducted in Tulsa, Oklahoma. The parties agree that any arbitration shall be kept confidential and any element of such arbitration (including but not limited to any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions, and any awards) shall not be disclosed beyond the arbitral tribunal, the parties, their counsel and any persons necessary to conduct the arbitration, except as may be required in enforcement proceedings, if any, or in order to satisfy disclosure obligations imposed by any applicable law. The parties agree to cooperate in providing each other with all discovery, including but not limited to the exchange of documents and depositions reasonably related to the issues in the arbitration. If the parties are unable to agree on any matter relating to such discovery, any such difference shall be determined by the arbitrators. The award of the arbitrators shall be final and binding upon the parties, and shall not be subject to any appeal or review. Entry of judgment may be obtained and entered in any federal or state court of competent jurisdiction for enforcement of the final award of the arbitrators. The arbitrator(s) may grant the prevailing party in any arbitration its attorneys’ fees and costs incurred from and after delivery of the Notice of Dispute and may make the non-prevailing party responsible for all expenses of the arbitration, including all fees of the arbitrator(s).

(c)
EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE CONTEMPLATED TRANSACTIONS. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).

Section 10.11  Attorneys’ Fees.  In the event that any party institutes any legal suit, action or proceeding against the other party to enforce the covenants contained in this Agreement (or obtain any other remedy in respect of any breach of this Agreement), the prevailing party in the suit, action or proceeding shall be entitled to receive in addition to all other damages to which it may be entitled, the costs incurred by such party in conducting the suit, action or proceeding, including reasonable attorneys' fees and expenses and court costs.
Section 10.12 Time of the Essence.  Time shall be of the essence in this Agreement.
Section 10.13  Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement.  A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLERS: FULTON TECHNOLOGIES, INC.	BUYER: ADDVANTAGE ACQUISITION CORP.
By: /s/ David Glickman Name: David Glickman Title: Vice President	By: /s/ Joseph E. Hart Name: Joseph E. Hart Title: Chief Executive Officer

MILL CITY COMMUNICATIONS, INC.

By: /s/ David Glickman Name: David Glickman Title: Vice President

AERO: AERO COMMUNICATIONS, INC.

By: /s/ David Glickman Name: David Glickman Title: Vice President